Exhibit 11.2

Consent of Independent Auditor

We consent to the use in this post qualification amendment of Regulation A Offering Circular on Form 1-A of Fundrise Real Estate Investment Trust, LLC of our report dated April 26, 2016, relating to our audit of the financial statements for the period May 15, 2015 (inception) through December 31, 2015. On October 26, 2015, we changed the name of our firm from McGladrey LLP to RSM US LLP.

McLean, Virginia

June 16, 2016